SKT AND JOBY JOIN FORCES TO BRING AIR TAXI
SERVICE TO SOUTH KOREA

SANTA CRUZ, CA, FEB 06, 2022 and SEOUL, SOUTH KOREA, FEB 07, 2022 – SK Telecom (NYSE:SKM, “SKT”), South Korea’s leading telecommunications company, and Joby Aviation (NYSE:JOBY, “Joby”), a California-based company developing an all-electric, five-seat aircraft that can take off and land vertically (eVTOL), today announced they will work together to introduce emissions-free aerial ridesharing services to cities and communities across South Korea.

SKT’s CEO Ryu Young-sang and Joby’s founder and CEO JoeBen Bevirt signed a strategic collaboration agreement at Joby’s manufacturing facility in Marina, California. The agreement will see the two companies work closely on introducing this revolutionary form of transportation in support of the South Korean Ministry of Land, Infrastructure, and Transport’s “K-UAM” (Korean Urban Air Mobility) Roadmap, first announced in 2020.

With a maximum range of 150 miles (241 kilometers), a top speed of 200 mph (321 km/h), and a low noise profile that will allow it to access built-up areas, Joby's piloted aircraft is designed to make convenient, emissions-free air travel an everyday reality.

SKT has been promoting the development of urban air mobility by leveraging its expertise in telecommunications, autonomous driving, precise positioning, and security to become a leading company in connected intelligence. As a member of the “UAM Team Korea”, SKT is also working together with other major Korean companies to enhance the nation’s competitiveness in the field.

The partners intend to leverage SK’s TMAP mobility platform, Korea’s largest mobility platform, and UT ride hailing service to provide multi-modal journeys to customers seamlessly integrating both ground and air travel. UT was established as a joint venture between SKT and Uber in 2021, bringing together SK’s TMAP platform and Uber’s ride sharing technology. Joby and Uber have been collaborating since 2019.

“By joining forces with Joby, a global leader in this field, we expect to accelerate our journey towards the era of Urban Air Mobility and lead the way on introducing this exciting new technology,” said Ryu Young-sang, CEO of SKT.

“Collaborating with leading global companies is essential to securing leadership in future industries, which we are confident will be driven by the growth of UAM, autonomous driving, and robots.”

Joby has spent more than a decade developing the technology behind its aircraft, completing more than 1,000 test flights and becoming the first, and only, eVTOL company to sign a G-1 (stage 4) Certification Basis for their aircraft with the Federal Aviation Administration (FAA).

Commenting on the partnership and the opportunity presented by the South Korean market, JoeBen Bevirt, founder and CEO of Joby, said: “We are thrilled to be partnering with the team at SKT who bring a wealth of relevant experience and technology to the table.

“With more than 42 million people living in urban areas,1 South Korea offers a remarkable opportunity for Joby to make air travel a part of daily life, helping people to save time while reducing their carbon footprint.”

While Joby’s aerial ridesharing service will be operated directly by the company and offered to passengers via the Joby app or the Uber app in core U.S. markets, this announcement reflects Joby’s strategy to partner with local companies committed to delivering exceptional customer service and operational excellence to launch its service in select markets outside the U.S.

Images of the signing ceremony are available here (https://drive.google.com/drive/folders/1fz6H6Uo2XAzyoQ2RzQcWx5MMyeEBzNYc).

Photos and video footage of the Joby aircraft are available in Joby's Media Kit (https://drive.google.com/drive/folders/1JQwXuIGAbSWB4R-Ui3Ld9Ka1d5Vn10hT).

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1 https://www.macrotrends.net/countries/KOR/south-korea/urban-population

About Joby Aviation

Joby Aviation, Inc. (NYSE:JOBY) is a California-headquartered transportation company developing an all-electric vertical take-off and landing aircraft which it intends to operate as part of a fast, quiet, and convenient air taxi service beginning in 2024. The aircraft, which has a maximum range of 150 miles (241 kilometers) on a single charge, can transport a pilot and four passengers at speeds of up to 200 mph (321 km/h). It is designed to help reduce urban congestion and accelerate the shift to sustainable modes of transit. Founded in 2009, Joby employs around 1,000 people, with offices in Santa Cruz, San Carlos, and Marina, California, as well as Washington, D.C. and Munich, Germany. To learn more, visit www.jobyaviation.com.

About SK Telecom

SK Telecom (NYSE:SKM) is Korea’s leading ICT company, driving innovations in fixed & wireless telecommunications, AI service, and digital infrastructure service. Armed with cutting-edge ICT including AI and 5G, the company is ushering in a new level of convergence to deliver unprecedented value to customers. As the global 5G pioneer, SKT is committed to realizing the full potential of 5G through ground-breaking services that can improve people's lives, transform businesses, and lead to a better society.

SKT boasts unrivaled leadership in the Korean mobile market with over 30 million subscribers, which account for nearly 50 percent of the market.

For more information, please contact skt_press@sk.com or visit our LinkedIn page www.linkedin.com/company/sk-telecom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft including our initial plant capacity and regulatory outlook; our business plan, objectives, goals and market opportunity; and our current expectations relating to our business, financial condition, results of operations, prospects and capital needs. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, "expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our limited operating history and history of losses; our ability to launch our aerial ridesharing service and the growth of the urban air mobility market generally; our plans to operate a commercial passenger service beginning in 2024; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on a third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for its aircraft and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Registration Statement on Form S-1 (File No. 333-260608), filed with the Securities and Exchange Commission on October 29, 2021, and in other reports we file with or furnish to the Securities and Exchange Commission. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While Joby may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change.

Media Contacts

Joby Aviation press@jobyaviation.com	SK Telecom Co., Ltd. Irene Kim +82 2 6100 3867 gahaekim@sk.com Rainie Jiang mengyu@sk.com